Exhibit 3.40

LIMITED LIABILITY COMPANY AGREEMENT

OF

Eastern Sierra Energy Company LLC

a California Limited Liability Company

LIMITED LIABILITY COMPANY AGREEMENT

OF

EASTERN SIERRA ENERGY COMPANY

This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Eastern Sierra Energy Company LLC (the “Company”) is effective as of June 26, 2012.

1.                                      Formation of Limited Liability Company. Saguara Power LLC, a Delaware limited liability company, (the “Member”) hereby forms the Company as a limited liability company pursuant to the provisions of the Beverly-Killea Limited Liability Company Act of the State of California, Cal. Corp. Code §§ 17000 et seq., as it may be amended from time to time, and any successor to such statute (the “Act”). The rights and obligations of the Member and the administration and termination of the Company shall be governed by the Agreement and the Act. This Agreement shall be considered the “operating agreement” of the Company within the meaning of the Act. To the extent this Agreement is inconsistent in any respect with the Act, this Agreement shall control.

2.                                      Certificates. Any authorized person within the meaning of the Act, shall execute, deliver and file the Articles of Organization for the Company with the California Secretary of State. Such authorized person or such other person as is designated by the Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

3.                                      Members. Saguaro Power LLC is the sole member and sole managing member of the Company.

4.                                      Purpose. The purpose of the Company is to engage in any and all lawful businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

5.                                      Name and Address. The name of the Company shall be “Eastern Sierra Energy Company LLC”. The principal place of business for the Company shall be maintained at 211 Carnegie Center, Princeton, NJ 08540 and the main office in California for the Company shall be maintained at 5790 Fleet Street, Suite 200, Carlsbad, CA 92008.

6.                                      Registered Agent and Principal Office. The registered office and registered agent of the Company in the State of California shall be as the Member may designate from time to time. The Company may have such other offices as the Member may designate from time to time.

7.                                      Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

8.                                      Term of Company. The Company shall commence on the date the Articles of Organization first are properly filed with the Secretary of State of the State of California and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this Agreement may specify.

9.                                      Management of Company. All decisions relating to the business, affairs and properties of the Company shall be made by the Member and may be made in its capacity as the managing member or as sole member. The Member may appoint a President, one or more Vice Presidents and such other officers of the Company as the Member may deem necessary or advisable to manage the day-to-day business affairs of the Company (the “Officers”). The Officers shall serve at the pleasure of the Member. To the extent delegated by the Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. No such delegation shall cause the Member to cease to be a Member. Such Officers shall have such authority and responsibility as is delegated in writing by the Member.

10.                               Capital Contributions. The Member shall have the right, but not the obligation, to make capital contributions to the Company from time to time. Capital Contribution means the aggregate contribution by a Member to the capital of the Company:

11.                               Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Member.

12.                               Capital Accounts. A capital account shall be maintained for the Member in accordance with and to the extent required by Treasury Regulations Section 1.704-1(b)(2)(iv).

13.                               Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member.

14.                               Admission of Additional Members. One (1) or more additional members of the Company may be admitted into the Company as substituted members therein upon the written consent of the Member.

15.                               Transfers. The Member may freely transfer or encumber its interest in the Company. Any transferee shall be admitted into the Company as a substituted member upon the written consent of the Member and the transferee’s execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.

16.                               Meetings. The Member shall not be required to hold any required or regularly scheduled meetings. Notwithstanding the foregoing, a meeting may be called by the Member for the purpose of discussing or voting on matters relating to the business and affairs of the Company. Any such meetings shall be held during normal business hours either telephonically or in person at the principal office of the Company in California (or at such other location as is determined in the sole and absolute discretion of the Member).

17.                               Other Businesses. The Member may engage in or possess an interest in one (1) or more other business ventures (unconnected with the Company) of any kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

18.                               Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

19.                               Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

20.                               No Third-Party Beneficiary. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Member, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, deemed to be a third-party beneficiary of this Agreement.

21.                               Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to otherwise governing principles of conflicts of law or choice of law.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

SOLE MEMBER

SAGUARO POWER LLC

By:	/s/ Lynne Przychodzk
Name:	Lynne Przychodzk
Title:	Assistant Secretary